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13G/A                                                                Page 1 of 4

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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 14)*
                                             ---


                              Sigma Designs, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   82656 10 3
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]  Rule 13d-1(b)

[_]  Rule 13d-1(c)

[X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes)

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CUSIP No.  82656 10 3
           ---------------------------
--------------------------------------------------------------------------------
         1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

              Thinh Q. Tran
              ------------------------------------------------------------------
--------------------------------------------------------------------------------

         2.   Check the Appropriate Box if a Member of a Group (See
              Instructions)

              (a) [_]
                     --------------------------------------------------------
              (b) [_]
                     --------------------------------------------------------
--------------------------------------------------------------------------------

         3.   SEC Use Only
                          ------------------------------------------------------
--------------------------------------------------------------------------------

         4.   Citizenship or Place of Organization  United States of America
                                                    ----------------------------
--------------------------------------------------------------------------------

 Number of        5.    Sole Voting Power 1,369,083**
 Shares                                   --------------------------------------
                ----------------------------------------------------------------

 Beneficially     6.    Shared Voting Power -0-
 Owned by                                   ------------------------------------
                ----------------------------------------------------------------

 Each             7.    Sole Dispositive Power 1,369,083**
 Reporting                                     ---------------------------------
 Person with    ----------------------------------------------------------------

                  8.    Shared Dispositive Power -0-
                                                 -------------------------------
--------------------------------------------------------------------------------
         9. Aggregate Amount Beneficially Owned by Each Reporting Person 1,369,083**
              ------------------------------------------------------------------
--------------------------------------------------------------------------------

         10. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                                ------------------------------------------------
--------------------------------------------------------------------------------

         11.  Percent of Class Represented by Amount in Row (11) 7.7%
                                                                 ---------------
--------------------------------------------------------------------------------
         12.  Type of Reporting Person (See Instructions)

              IN
              ------------------------------------------------------------------

              ------------------------------------------------------------------

              ------------------------------------------------------------------

              ------------------------------------------------------------------

--------------------------------------------------------------------------------

** Includes 912,790 shares underlying stock options exercisable within 60 days of December 31, 2001.

Item 1.

     (a) Name of Issuer

            Sigma Designs, Inc.

     (b) Address of Issuer's Principal Executive Offices

            355 Fairview Way
            Milpitas, CA 95035

Item 2.

     (a) Name of Person Filing

            Thinh Q. Tran

     (b) Address of Principal Business Office or, if none, Residence

            c/o Sigma Designs, Inc.
            355 Fairview Way
            Milpitas, CA 95035

     (c) Citizenship

            United States of America

     (d) Title of Class of Securities

            Common Stock

     (e) CUSIP Number

            82656 10 3

Item 3. If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

         Not Applicable

Item 4. Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owed: 1,369,083**
                                   -------------

     (b) Percent of class: 7.7%
                           --------

     (c) Number of shares as to which the person has:

         (i)   Sole power to vote or to direct the vote 1,369,083
                                                        --------------

         (ii)  Shared power to vote or to direct the vote -0-
                                                          ------

         (iii) Sole power to dispose or to direct the disposition of 1,369,083
                                                                     -----------

         (iv)  Shared power to dispose or to direct the disposition of -0-
                                                                        -----

**Includes 912,790 shares underlying stock options exercisable within 60 days of December 31, 2001.

Item 5.  Ownership of Five Percent or Less of a Class

         Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not Applicable

Item 8.  Identification and Classification of Members of the Group

         Not Applicable

Item 9.  Notice of Dissolution of Group

         Not Applicable

Item 10. Certification

         Not Applicable

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                         4/11/02
                                          --------------------------------------
                                                         Date

                                                   /s/ Thinh Q. Tran
                                          --------------------------------------
                                                        Signature

                                                         Thinh Q. Tran
                                          --------------------------------------
                                                        Name/Title